UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Offer to Acquire IXEurope Plc

On June 27, 2007 (June 28, 2007 in the United Kingdom), the boards of Equinix UK Limited (“Equinix UK”), a wholly-owned subsidiary of Equinix, Inc. (“Equinix”), and IXEurope Plc (“IXEurope”) announced that they have reached agreement on the terms of a recommended acquisition (the “Acquisition”) of the entire issued and to be issued share capital of IXEurope. Under the terms of the Acquisition, IXEurope shareholders will receive 125 pence in cash for each IXEurope share, valuing the share capital of IXEurope on a fully diluted basis at approximately £240.9 million.

It is intended that the Acquisition be implemented by means of a scheme of arrangement (the “Scheme”), although Equinix UK reserves the right to implement the Acquisition by way of a takeover offer directly to IXEurope shareholders (the “Offer”). To become effective, the Scheme requires, amongst other things: the approval of a majority in number of IXEurope shareholders representing three-fourths or more in value of IXEurope shares present and voting, either in person or by proxy, at the relevant UK High Court (the “Court”) meeting; the sanction of the Court; receipt of required regulatory approvals; and since December 31, 2006, unless otherwise disclosed, IXEurope not having taken certain actions or not having experienced certain developments with respect to its business. It is expected that the Scheme document will be posted no later than July 26, 2007 and that the Scheme will be effective by mid-September 2007, subject to the satisfaction of all relevant conditions.

The directors of IXEurope have agreed to recommend that IXEurope shareholders vote in favor of the resolutions to approve the Acquisition. In addition, Equinix has received irrevocable undertakings from IXEurope shareholders who hold approximately 66.5 percent of the existing issued ordinary share capital of IXEurope to vote in favor of the resolutions to approve the Acquisition, subject to certain conditions. As an inducement to Equinix to effect the Acquisition, IXEurope has undertaken not to solicit any other potential alternative offers and has agreed to pay to Equinix a termination fee of £1,980,000 in certain circumstances.

IXEurope optionholders will be offered the opportunity to accept cash in consideration for the cancellation of their options. Co-founders Guy Willner and Christophe de Buchet, the chief executive officer and chief operating officer, respectively, of IXEurope, have agreed that they will remain with IXEurope until at least December 31, 2008 and to accept a grant of conditional stock awards representing 28.4 percent of their option cancellation payment, subject to vesting conditions. Following the Scheme becoming effective, Equinix intends to make conditional awards of Equinix stock in the form of restricted stock units to Guy Willner, Christophe de Buchet and 11 other key employees, subject to vesting conditions.

Equinix, Equinix UK and IXEurope have entered into an Implementation Agreement (the “Implementation Agreement”), dated June 28, 2007, which provides for the implementation of the Scheme (or, if applicable, the Offer) and contains certain assurances and confirmations between the parties, including with respect to the implementation of the Scheme and the related documentation and regarding the conduct of the business of IXEurope and its subsidiaries in the period prior to the effective date of the Acquisition.

The Acquisition is being financed by debt financing under committed facilities from Citigroup, N.A.

On June 28, 2007 in the United Kingdom, Equinix UK issued an announcement regarding the Acquisition (the “Announcement”) which also contains conditions to the implementation of the Scheme and certain further terms of the Acquisition. A copy of the Announcement is attached hereto as Exhibit 99.1.

Senior Bridge Loan Credit Agreement

In order to provide financing in connection with the Acquisition, on June 27, 2007 (June 28, 2007 in the United Kingdom), Equinix and Equinix Operating Co., Inc. (the “Guarantor”) entered into a Senior Bridge Loan Credit Agreement (the “Credit Agreement”) with certain lenders named therein (the “Lenders”) and Citibank, N.A., as agent for the Lenders, for a principal amount of $500 million (the “Bridge Loan”). The Bridge Loan has an initial maturity of 12 months and, at the initial maturity date, will be converted into seven-tear term loans that will be exchangeable by the Lenders at any time into fixed-rate exchange notes with registration rights. The Bridge Loan bears floating rate interest during the first three months at an initial rate of LIBOR plus 3.50%. Thereafter, the rate for each subsequent three-month period increases by 0.5% over the floating rate in effect for the immediately preceding three-month period. The Bridge Loan is not secured but is guaranteed by the Guarantor. Within 45 days of the closing of the Acquisition, certain domestic subsidiaries of Equinix will also guarantee the Bridge Loan.

The Credit Agreement requires mandatory prepayments of Equinix senior debt in the event of asset sales and mandatory prepayment of the Bridge Loan from the proceeds of subsequent equity or debt offerings. In addition, the Credit Agreement contains standard affirmative covenants for facilities of this type, including requirements: to effect a change of control repurchase offer; and to effect a take-out financing at the request of certain Lenders. The Credit Agreement also contains standard negative covenants for facilities of this type, including restrictions on: incurrence of additional debt; liens; restricted payments; fundamental changes; dividend and payment restrictions from subsidiaries; transactions with affiliates; business activities; asset sales; issuance of preferred stock by restricted subsidiaries; and additional guarantees.

In connection with entering into the Credit Agreement, Equinix has received the necessary consents under its loan and security agreement with Silicon Valley Bank and General Electric Capital Corporation.

Equinix intends to obtain permanent financing prior to or subsequent to the closing of the Acquisition to replace the Bridge Loan.

Citigroup Global Markets Inc. and/or its affiliates has provided in the past, and may provide in the future, investment banking services to Equinix. In addition, Citigroup Global Markets Inc. is acting as financial advisor to Equinix in connection with the Acquisition and has provided a fairness opinion to Equinix that the aggregate cash consideration to be paid by Equinix in the Acquisition is fair, from a financial point of view, to Equinix. Citigroup Global Markets Inc. and/or its affiliates also currently provides cash management services to Equinix and is one of Equinix’s two captive brokers on Equinix’s employees’ equity compensation programs.

Item 2.03	Creation of a Direct Financial Obligation

The information included in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is incorporated into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Announcement of Equinix UK Limited dated June 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: June 28, 2007	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Announcement of Equinix UK Limited, dated June 28, 2007.